Exhibit 4D

                               SPRINT CORPORATION


                               BOARD OF DIRECTORS
               POLICY STATEMENT REGARDING TRACKING STOCK MATTERS

1.   General Policy.  It is the policy of the Sprint Board:

  (i) that all material matters as to which the holders of the FON Stock and the holders of the PCS Stock may have potentially divergent interests shall be resolved in a manner that the Sprint Board determines to be in the best interests of Sprint and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock,

  (ii) that a process of fair dealing shall govern the relationship between the FON Group and the PCS Group and the means by which the terms of any material transaction between them will be determined, and

  (iii) that the Sprint Board will not recommend any transaction that would result in a Change of Control of Sprint or a Strategic Merger without a prior determination that the terms of such transaction are fair to holders of PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class.

2. Delegation of Authority. In administering this policy, the Sprint Board may, at its option, delegate its authority to the Capital Stock Committee.

3. Role of the Capital Stock Committee with Respect to these Policies. The Capital Stock Committee of the Sprint Board shall have authority to interpret, make determinations under, and oversee the implementation of this policy. The Capital Stock Committee shall have the authority to engage the services of accountants, appraisers, attorneys and other service providers to assist it in discharging its duties.

4. Fiduciary Obligations. In making any and all determinations in connection with this policy, either directly or by appropriate delegation of authority, the members of the Sprint Board and the Capital Stock Committee shall act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law.

5.   Dividend Policy.

     5.1. Periodic Review of Dividend Policy.

  The Sprint Board shall periodically consider appropriate dividend policies and practices relating to any future dividends on the FON Stock and the PCS Stock. The Sprint Board does not expect to declare any dividends on the PCS Stock in the foreseeable future.

     5.2. Limitations on FON Stock Dividends.

      Dividends on FON Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the FON Group Available Dividend Amount.

     5.3. Limitations on PCS Stock Dividends.

      Dividends on PCS Stock may be declared and paid only out of the lesser of (i) the funds of Sprint legally available therefor and (ii) the PCS Group Available Dividend Amount.

6.    Prohibited  Transactions:  Limitations  on  Acquisition  of
Series 1 PCS Stock.

     Sprint shall not:

       (i) engage in any transactions, including mergers, consolidations, recapitalizations, or similar transactions that have the effect of circumventing the rights of holders of PCS
Stock under either (A) Section 7.1 (D) of ARTICLE SIXTH or (B) the proviso in Section 7.2 of ARTICLE SIXTH limiting redemptions contemplated by such Section 7.2 from occurring for a two-year period unless approved by the affirmative vote of holders of a majority of the outstanding shares of PCS Stock. This paragraph
(i) shall not apply to any transaction involving a third party, the terms of which have been determined in advance by either the Sprint Board or the Capital Stock Committee to be fair to holders of PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class; or

      (ii) acquire a number of shares of Series 1 PCS Stock such that, immediately after the acquisition, the number of shares of Series 1 PCS Stock outstanding is less than 80% of the sum of (a) the number of shares of Series 1 PCS Stock issued to the public in the Recapitalization and (b) the number of shares of Series 1 PCS Stock issued to the public in any primary initial public offering of Series 1 PCS Stock that is completed prior to the Reference Date, all such numbers being appropriately adjusted for any stock split, stock dividend, recapitalization or similar transaction that affects the number of shares of Series 1 PCS Stock outstanding.

7.   Intergroup Interests.

      Any inter-group transaction that results in a change in the size of any Intergroup Interest held by the FON Group or any Other Group in the PCS Group shall be subject to the review and approval of the Capital Stock Committee. If such review occurs before such transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable. The PCS Group shall not acquire an Intergroup Interest in the FON Group or in any Other Group.


8. Allocation of Business Opportunities and Operations. Except as provided in Section 9 below, the Sprint Board may allocate business opportunities and operations to the FON Group, the PCS Group, or to any Other Group as it considers in the best interests of Sprint and its shareholders as a whole.

9. Scope of PCS Group Operations. Any business conducted by Sprint for offering or providing (i) Domestic Wireless Mobile Telephony Services and (ii) any other Domestic PCS Services shall be allocated to the PCS Group, and all acquisitions of Domestic PCS Licenses shall be allocated to the PCS Group. To the extent such businesses or licenses are acquired by the FON Group, the Sprint Board shall arrange for an allocation or transfer of such assets to the PCS Group as soon as reasonably practicable at a price equivalent to the fair market value of such businesses or licenses. In no event shall such allocation or transfer be required at a time that would adversely affect the availability of pooling-of-interests accounting.

       This Section 9 does not preclude the formation of commercially reasonable contracts or other arrangements between the PCS Group and the FON Group or any Other Group for sales agency, resale, or any other arrangement with respect to businesses conducted by either the FON Group or the PCS Group.

10.  Income Tax Matters.

     Federal and state income taxes determined on a consolidated, combined, or unitary basis shall be allocated, and resulting tax sharing payments shall be made, between the FON Group and the PCS Group in accordance with the Tax Sharing Agreement. The Tax Sharing Agreement is incorporated by reference herein and is deemed to be a part of these policies as if set forth in full herein.

      The Tax Sharing Agreement shall only apply to tax years ending on or before December 31, 2001 and neither the Tax Sharing Agreement nor this Section 10 shall be modified or rescinded, nor shall any exception be made to this Section 10, with respect to any tax year ending on or before December 31, 2001.

11.  Inter-Group Transactions.

     11.1.     Inter-Group Borrowings.

      Loans from Sprint or any member of the FON Group or any member of any Other Group to any member of the PCS Group shall be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. This policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. The provisions of this
Section 11.1 shall only apply prior to December 31, 2001 and shall not be modified, suspended or rescinded, nor shall any exception be made to such provisions, prior to December 31, 2001.

     11.2.     Asset Transfers Between Groups.

          11.2.1.      Transfers Designated as Equity Transfers.

          Transfers of assets from the FON Group to the PCS Group that are designated by the Sprint Board, consistent with other provisions of this policy, to be treated as an equity contribution by the FON Group to the PCS Group shall result in an increase in the Intergroup Interest of the Sprint FON Group in the Sprint PCS Group in accordance with paragraph (C) of the definition of "Number Of Shares Issuable With Respect To The FON Group Intergroup Interest" in ARTICLE SIXTH, Section 10.

          Transfers of assets from the PCS Group to the FON Group may not be treated as creating an Intergroup Interest of the PCS Group in the FON Group, but may be treated as a reduction of any existing Intergroup Interest of the FON Group in the PCS Group in accordance with Paragraph (B) of the definition of "Number Of Shares Issuable With Respect To The FON Group Intergroup Interest" in ARTICLE SIXTH, Section 10, but not below zero.

          11.2.2.     Other Transfers.

           All other transfers of assets between one Group (the "Transferor Group") and another Group (the "Transferee Group"), not designated by the Sprint Board as equity transfers under
Section 11.2.1 and not pursuant to a contract for the provision of goods or services between the Groups, shall be accompanied by
(i) the transfer by the Transferee Group to the Transferor Group of other assets, (ii) the creation of inter-group debt owed by the Transferee Group to the Transferor Group, or (iii) the reduction of inter-group debt owed by the Transferor Group to the Transferee Group, in each case in an amount having a fair market value, in the judgment of the Sprint Board, equivalent to the fair market value of the assets transferred to the Transferee Group by the Transferor Group in such transaction.

          11.2.3.     Limitation  on  Acquisition  of  PCS  Group
                Assets by the FON Group.

          Neither the FON Group nor any Other Group shall acquire in one transaction or in a series of related transactions a significant portion of the assets of the PCS Group without receiving the consent by the holders of a majority of the outstanding shares of PCS Stock, voting as a separate class, and the consent of the holders of a majority of the outstanding shares of FON Stock, or the stock of such Other Group, as the case may be, voting as a separate class. For purposes of this
Section 11.2.3, "significant portion of the assets of the PCS Group" means more than 33% of the assets of the PCS Group, based on the fair market value of the assets, both tangible and intangible, of the PCS Group as of the time that the proposed transaction is approved by the Sprint Board.

     11.3.     Commercial Transactions Between Groups.

          11.3.1.     Generally.

           All material commercial transactions between the FON Group or any Other Group and the PCS Group shall be on commercially reasonable terms and shall be subject to the review and approval of the Capital Stock Committee. If such review occurs before such transaction is undertaken and such transaction is disapproved, the transaction will not proceed. If such review occurs after such transaction is undertaken and such transaction is disapproved, appropriate actions will be taken to reinstate the pre-existing circumstances to the fullest extent practicable.

          11.3.2.     Long Distance Pricing.

          Sales of Domestic long distance service (whether intra-calling area or inter-calling area) by the FON Group to the PCS Group for purposes of enabling PCS Group customers to complete wireless calls (whether billed separately or as part of other charges) shall be at the best price offered by the FON Group to third parties in similar situations when taking into account all relevant factors (e.g., volume, peak/off-peak usage, length of commitment). The PCS Group shall be permitted to acquire private line capacity from the FON Group to self-provision long distance services to the extent that such self-provisioning can be accomplished on terms more favorable to the PCS Group, and shall be at the best price offered by the FON Group to third parties in similar situations, when taking into account all relevant factors.

12.   Definitions.  Capitalized terms not defined in this  policy
shall  have  the meanings set forth in the Articles.   References
throughout this policy to "ARTICLES," set in all capital letters, are references to ARTICLES in the Articles.

     12.1.     Articles.

      "Articles" means the Amended and Restated Articles of Incorporation of Sprint, as amended from time to time.

     12.2.     Domestic.

      "Domestic" means geographically within the 50 states of the United States or the District of Columbia, Puerto Rico and the
Virgin Islands.

     12.3.     Domestic PCS License.

      "Domestic PCS License" means a license to use PCS Spectrum within Domestic areas granted by the Federal Communication
Commission or other applicable authority.


     12.4.     Domestic PCS Services.

      "Domestic PCS Services" means any services offered or provided within a Domestic geographic area using a Domestic PCS
License.

     12.5.     Domestic Wireless Mobile Telephony Services.

      "Domestic Wireless Mobile Telephony Services" means a communications service provided through the use of a wireless connection from the user to a Domestic terrestrial telecommunications network that is capable of and generally utilized by Sprint for handing-off calls from one wireless cell to another and from one wireless sector within a cell to another and which is intended to allow the continuation of a user's single conversation, without interruption, as the user travels between cells and/or sectors within such network.

     12.6.     Group.

      "Group" means any of the FON Group or, the PCS Group or an Other Group, as the context requires.

     12.7.     Intergroup Interest.

      "Intergroup  Interest"  means  the   FON  Group  Intergroup
Interest Fraction as defined in ARTICLE SIXTH, Section 10.

     12.8.     Other Group.

      "Other Group" means any tracked group that Sprint may designate by future amendment to the Articles with respect to which  Sprint  creates  or  issues tracking  stock  to  which  it
attributes  or  allocates  any  present  or  future   assets   or
businesses.

     12.9.     PCS Spectrum.

      "PCS Spectrum" means the electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz or such other electromagnetic spectrum as the Federal Communications Commission may allocate to license holders of electromagnetic spectrum between 1850MHz and 1910MHz and between 1930MHz and 1990MHz in exchange for the surrender of electromagnetic spectrum within the identified frequencies.

     12.10.    Recapitalization.

     "Recapitalization" means the reclassification of each share of Sprint's Common Stock, par value $2.50 per share, into one share of FON Stock and a certain number of shares of Series 1 PCS
Stock as contemplated by the Restructuring Agreement.

     12.11.    Recapitalization Date.

      "Recapitalization Date" means the effective date of the Recapitalization.

     12.12.    Reference Date.

      "Reference Date" means (i) if a primary initial public offering of Series 1 PCS Stock occurs on the effective date of these policies, 180 days after such effective date; (ii) if such offering is not completed at such time but is completed within 120 days of the effective date of these policies, the later of:
(a) 90 days following the completion of such offering or (b) 180 days following the effective date of these policies, or (iii) if no such offering is completed within 120 days of the effective date of these policies, the 180th day after the effective date of these policies.

     12.13.    Restructuring Agreement.

           "Restructuring Agreement" means the Restructuring  and
Merger   Agreement  dated  May  26,  1998  among  Sprint,   Tele-
Communications,  Inc., Comcast Corporation,  Cox  Communications,
Inc., and the other signatories thereto.

     12.14.    Sprint.

     "Sprint" means Sprint Corporation.

     12.15.    Sprint Board.

     "Sprint Board" means the board of directors of Sprint.

     12.16.    FON Group.

     "FON Group" means the Sprint FON Group as defined in ARTICLE
SIXTH, Section 10.



     12.17.    FON Group Available Dividend Amount.

     "FON Group Available Dividend Amount," on any date, means the amount, if any, by which (1) the fair market value of the total assets attributed to the FON Group less the total amount of the liabilities attributed to the FON Group (provided that Preferred Stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the FON Group Net Earnings (Loss), exceeds
(2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of FON Stock and each class or series of Preferred Stock attributed in accordance with ARTICLE SIXTH, Section 13, to the FON Group.

     12.18.    FON Group Net Earnings (Loss).

      "FON Group Net Earnings (Loss)," for any period through any date, means the net income or loss of the FON Group for such period (or in respect of fiscal periods of Sprint commencing prior to the Effective Date, the pro forma net income or loss of the FON Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of Sprint attributed to the FON Group on a basis substantially consistent with attributions of income and expense made in the calculation of PCS Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

     12.19.    FON Stock.

      "FON Stock" means, (i) before the Recapitalization Date, Common Stock, Series 2 Common Stock, the Old Class A Common Stock, and the Class A Common Stock-Series DT and (ii) after the Recapitalization Date, the FON Stock, The Number Of Shares Issuable With Respect To The Class A-Series DT Equity Interest In The FON Group and The Number Of Shares Issuable With Respect To The Old Class A Equity Interest In the FON Group.

     12.20.    PCS Group.

      "PCS  Group"  has the meaning set forth in  ARTICLE  SIXTH,
Section 10.

     12.21.    PCS Group Available Dividend Amount.

      "PCS Group Available Dividend Amount," on any date, means the amount, if any, by which (1) the product of (a) the Outstanding PCS Fraction as of such date multiplied by (b) an amount equal to the fair market value of the total assets attributed to the PCS Group less the total amount of the liabilities attributed to the PCS Group (provided that Preferred Stock shall not be treated as a liability), in each case as of such date and determined on a basis consistent with the determination of the PCS Group Net Earnings (Loss), exceeds (2) the aggregate par value of, or any greater amount determined in accordance with applicable corporation law to be capital in respect of, all outstanding shares of PCS Stock and each class or series of Preferred Stock attributed in accordance with ARTICLE SIXTH, Section 13, to the PCS Group.

     12.22.    PCS Group Net Earnings (Loss).

      "PCS Group Net Earnings (Loss)," for any period through any date, means the net income or loss of the PCS Group for such period (or in respect of fiscal periods of commencing prior to the Effective Date, the pro forma net income or loss of the PCS Group for such period as if the Effective Date had been the first day of such period) determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of Sprint attributed to the PCS Group on a basis substantially consistent with attributions of income and expense made in the calculation of FON Group Net Earnings (Loss), including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

     12.23.    PCS Stock.

      "PCS  Stock"  means  the PCS Stock, The  Number  Of  Shares
Issuable With Respect To The Class A-Series DT Equity Interest In
The PCS Group, and The Number Of Shares Issuable With Respect  To
The Old Class A Equity Interest In The PCS Group.

     12.24.    Tax Sharing Agreement.

      "Tax Sharing Agreement" means the Tax Sharing Agreement among Sprint and the "PCS Group Entities" as defined therein, a form of which is attached as an exhibit to the Restructuring
Agreement.

13. Interpretation, Amendment and Modification of this Policy. Except as specifically set forth in Sections 10 and 11.1 of this policy, this policy and any agreement, resolution, management policies, or other action implementing the provisions hereof may at any time and from time to time be modified, suspended or rescinded, and interpreted by the Sprint Board, and the Sprint Board may adopt additional or other policies or make exceptions with respect to the application of this policy in connection with particular facts and circumstances, all as the Sprint Board may determine, consistent with its fiduciary duties to Sprint and all its common stockholders, and any such action may be taken with or without the approval of stockholders of Sprint.